Exhibit 10.15

M E M O R A N D U M

TO:

FROM:	Compensation Committee

DATE:

RE:	Long Term Incentive Plan

You have been selected to participate in the LKQ Corporation Long Term Incentive Plan (“LTIP”) for the _____________ Performance Period. The potential payout under your award is subject to all of the terms and conditions set forth in the LTIP (a copy of which is attached to this memorandum). In the event of any inconsistency between the terms and conditions of the LTIP and this memorandum, the terms and conditions of the LTIP shall control.

Performance Period:		January 1,	to December 31,

Awards Components:		See the attached Award Component Matrix

Subject to the condition that the stockholders of the
Company approve proposal no. 4 (Amendment to Our
Long Term Incentive Plan) at the Annual Meeting of
Stockholders on May 7, 2012, each of diluted earnings per
share, revenue and return on equity shall be increased to the extent that it was reduced in accordance with GAAP by
objectively determinable amounts (as specifically disclosed
in the Company's financial statements or other filings under the Securities Exchange Act of 1934) due to:

	1.	A change in accounting policy or GAAP;
	2.	Dispositions of assets or businesses;
	3.	Asset impairments;
	4.	Amounts incurred in connection with any refinancing;
	5.	Losses on interest rate swaps resulting from mark to
market adjustments or discontinuing hedges;
	6.	Board approved restructuring charges

7.	Losses related to environmental, legal, product liability
or other contingencies;
8.	Changes in tax laws;
9.	Changes in contingent purchase price liabilities;
10.	Losses from discontinued operations; and
11.	Other extraordinary, unusual or infrequently occurring
items as disclosed in the Company's financial statements
or filings under the Securities Exchange Act of 1934.